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SONIC completes issuance of securitized notes

Sonic Announces Increase to Share Repurchase Program

OKLAHOMA CITY (May 17, 2016) -- Sonic Corp. (NASDAQ:SONC), the nation's largest chain of drive-in restaurants, today announced that certain of its subsidiaries have issued $425 million of Series 2016-1 Class A-2 Fixed Rate Senior Secured Notes (the "2016 Fixed Rate Notes") in a private securitization transaction. The 2016 Fixed Rate Notes will have an expected life of seven years and bear interest at 4.47% per annum, payable monthly. Guggenheim Securities, LLC acted as sole structuring advisor and active book-running manager for the transaction.

The same Sonic subsidiaries have also entered into a $150 million securitized revolving credit facility of Series 2016-1 Class A-1 Variable Funding Senior Secured Notes (the “2016 Variable Funding Notes” and, together with the 2016 Fixed Rate Notes, the "2016 Notes"). The Company does not currently have any borrowings under the 2016 Variable Funding Notes facility.

The net proceeds from the sale of the 2016 Fixed Rate Notes will be used to repay the approximately $266 million in outstanding Series 2011-1 Class A-2 Fixed Rate Senior Secured Notes and the $67 million in outstanding Series 2011-1 Class A-1 Variable Funding Senior Secured Notes, together with related prepayment premium and transaction costs.  The remaining net proceeds will be available for further investment in the business and to return to shareholders via share repurchase or dividends.  Including the impact of the transaction, net interest expense is projected to be $26 to $27 million for fiscal year 2016.

The subsidiaries that will issue the 2016 Notes are indirect subsidiaries of Sonic Corp. that own substantially all of the Sonic system's franchising assets and real estate. The servicing and repayment of the 2016 Notes will be made solely from the cash flows derived from these indirect subsidiaries' assets. Neither Sonic Corp., the ultimate parent of each of the subsidiaries involved in the securitization, nor any other subsidiary of Sonic Corp., will be liable for any obligations under the 2016 Notes.

The 2016 Notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This is not an offer to sell or a solicitation of an offer to buy the Senior Notes.

Share Repurchase

Sonic also announced that its board of directors approved an incremental $155 million share repurchase authorization. The new authorization allows for up to $155 million of common stock to be repurchased through

August 31, 2017. This is in addition to the over $21 million remaining for repurchase under the prior authorization expiring on August 31, 2016. Share repurchases may be made from time-to-time in the open market or otherwise, including through an accelerated share repurchase program, under the terms of a Rule 10b5-1 plan, in privately negotiated transactions or in round lot or block transactions.

"We are very pleased that we were able to leverage the strength of our business to optimize our capital structure," said Clifford Hudson, Chairman and Chief Executive Officer. "The increase in our share repurchase authorization and extension of the program through fiscal 2017 enables us to continue to maximize shareholder value.  Since fiscal 2013, we have returned over $370 million to shareholders through share repurchases and dividends.

"We continue to build our brand and execute our key initiatives using our multi-layered growth strategy, comprised of same-store sales growth, operating leverage, new unit growth and effective deployment of free cash flow to drive double-digit earnings growth in the near and long term.”

The company continues to expect adjusted earnings per share growth for fiscal 2016 of 20% to 25%.  For the fiscal third quarter ended May 31, 2016 the company expects system same-store sales growth to be positive, but below the full-year target of 4% to 6% as a result of slower industry traffic and modestly unfavorable weather during the quarter.

About Sonic

SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving more than 3 million customers every day. Nearly 90 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For more than 60 years, SONIC has delighted guests with signature menu items, more than 1.3 million drink combinations and friendly service by iconic Carhops. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit www.sonicdrivein.com or follow us on Facebook and Twitter.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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